UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2017

OMINTO, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-49801	13-4067623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 S. Federal Highway, Suite 307

Boca Raton, FL 33432

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: 561-362-2393

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 31, 2017, Ominto, Inc., a Nevada corporation (the “Company”) publicly announced that effective March 7, 2017 (the “Effective Date”), the Board of Directors (the “Board”) of the Company promoted Mr. Raoul Quijada from interim Chief Financial Officer to Chief Financial Officer of the Company (“CFO”), effective as of the Effective Date. In connection with this appointment, Mr. Quijada was granted options to purchase 100,000 shares of the Company’s common stock (“Common Stock”) at $5.70 per share (the “Options”), which was the last reported stock price of the Common Stock on March 7, 2017. One-third of the Options shall vest on June 30, 2017 and the remaining two-thirds of the Options shall vest in twenty-four (24) equal monthly installments commencing on July 31, 2017.

On March 30, 2017, the Company executed an Employment Agreement (the “Employment Agreement”) with Mr. Quijada whereby Mr. Quijada shall receive an annual base salary of $220,000, eligibility for an annual bonus which shall be determined and made at the sole discretion of the Board, and other fringe benefits including reimbursement of business expenses and paid time off.

The Employment Agreement creates an “at will” employment relationship and contains certain restrictive covenants including two year post-termination non-solicitation and non-competition agreements as well as a non-disclosure agreement.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in it entirety by reference to the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1.

The Company’s press release on March 31, 2017 publicly announcing Mr. Quijada’s promotion is furnished herewith as Exhibit 99.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01 above.

Immediately prior to his appointment as CFO, Mr. Raoul Quijada was appointed by the Board on June 13, 2016 to serve as Interim Chief Financial Officer of the Company. Immediately prior to his appointment as CFO, Mr. Quijada was an employee of Resources Global Professionals, where he served as a consultant since the beginning of 2016 and joined the Company on a contractual basis for up to twelve (12) months from the effective date of his appointment. Mr. Quijada comes to the Company with over 20 years of experience bringing with him a significant record of leadership in several Fortune 500 Companies. Mr. Quijada started his career at Price Waterhouse Coopers LLP. Most recently, Mr. Quijada was employed by Afligo Marketing Services, Inc., a division of Systemax, Inc. (NYSE: SYX), a Fortune 600 Company, where he served as Senior VP of Finance and Operations and was responsible for leading the functions of financial management and strategic planning as well as operations. Prior to that, he was the Senior Director of Finance at Newell Rubbermaid from 2005 through 2007, the Director of Strategic Planning & Analysis from 2003 to 2005, and the Director of Finance -LAC Division from 1998 to 2003. As a Certified Six Sigma Black Belt and proficient in the Six Sigma/Lean Principles, Mr. Quijada has used his expertise in Operational Excellence to lead several initiatives to increase efficiencies through the implementation of different mechanisms designed to improve core processes and measure operational effectiveness. Mr. Quijada attended New York University and Concordia University with a double major in Business Administration & Finance and holds a Master of Business Administration from the University of St. Thomas – Graduate School of Business in Minneapolis MN, and a Certificate of Professional Achievement in Leadership & Management from the Kellogg School of Management - Evanston, IL.

Mr. Quijada does not have any family relationship with any director, executive officer, or person nominated or chosen to become a director or executive officer of the Company.

Furthermore, there are no arrangements or understandings between Mr. Quijada and any person pursuant to which Mr. Quijada was appointed to serve as CFO, and there are no actual or proposed transactions between Mr. Quijada or any of his related persons and the Company that would require disclosure under Item 404(a) of Regulation S-K (17 CFR 229.404(a)) in connection with his appointment as CFO.

Item 9.01	Financial Statements and Exhibits. (d) Exhibits

Exhibit No.	Description:

10.1	Employment Agreement, effective as of March 7, 2017, by and between Ominto, Inc. and Mr. Raoul Quijada

99.1	Press Release dated March 31, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMINTO, INC.

Date: March 31, 2017	By:	/s/ Michael Hansen
Michael Hansen
Chief Executive Officer

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